EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 15, 2009, with respect to  the consolidated financial statements of Eyston Company Limited a joint venture investee included in the Annual Report of Universal Security Instruments, Inc. on Form 10-K for the year ended March 31, 2009.  We hereby consent to the inclusion of said report in the Registration Statements of Universal Security Instruments, Inc. on Form S-8 (File No. 333-81930, effective February 1, 2002) pertaining to the Non-Qualified Stock Option Plan as Amended, Registration Statements on Form S-8 (No. 2-83323 dated May 4, 1983, No. 33-6953 dated July 2, 1986, No. 33-21226 dated April 13, 1988) pertaining to the Non-Qualified Stock Option Plan.

GRANT THORNTON HONG KONG
Hong Kong
June 22, 2009